Exhibit 99.1
News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
---------------------
-------------------------------------------------------------------------------

                                                      For Release:  Immediately
                                                      Date: November 5, 2009
                                                      Contact:  Clemente Teng
                                                      (818) 244-8080

  PUBLIC STORAGE REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2009.

OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009
---------------------------------------------------------------

Net income for the three months ended September 30, 2009 was $244.0 million compared to $147.9 million for the same period in 2008, representing an increase of $96.1 million. This increase is primarily due to a foreign currency exchange gain totaling $21.4 million in the three months ended September 30, 2009 as compared to a foreign currency exchange loss totaling $53.2 million in the same period in 2008 and a gain on disposition of $30.3 million related to an equity offering by PS Business Parks, Inc. ("PSB") described below, offset partially by a $16.2 million reduction in net operating income with respect to our Same Store Facilities described below.

Revenues for the Same Store Facilities decreased 4.6% or $16.9 million in the quarter ended September 30, 2009 as compared to the same period in 2008, due to a 4.2% reduction in realized rent per occupied square foot, combined with a 1.0% reduction in average occupancies. Cost of operations for the Same Store Facilities declined 0.6% or $0.7 million in the quarter ended September 30, 2009 as compared to the same period in 2008. Net operating income for our Same Store Facilities decreased 6.3% or $16.2 million in the quarter ended September 30, 2009 as compared to the same period in 2008.

For the three months ended September 30, 2009, net income allocable to our common shareholders (after allocating net income to our noncontrolling interests, preferred and equity stock shareholders, and holders of restricted stock units) was $173.5 million or $1.03 per common share on a diluted basis compared to $71.5 million or $0.42 per common share for the same period in 2008, representing an increase of $102.0 million or $0.61 per common share on a diluted basis. These increases are primarily due to the net impact of the factors described above.

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
--------------------------------------------------------------

Net income for the nine months ended September 30, 2009 was $602.8 million compared to $811.8 million for the same period in 2008, representing a decrease of $209.0 million. This decrease is primarily due to (i) a gain of $341.8 million in the nine months ended September 30, 2008 related to our disposition of an interest in Shurgard Europe, (ii) a $28.6 million reduction in net operating income with respect to our Same Store Facilities described below, and
(iii) an impairment charge included in discontinued operations with respect to intangible assets totaling $8.2 million in the nine months ended September 30, 2009, partially offset by (iv) a gain on disposition of $30.3 million related to an equity offering by PSB described below, (v) a foreign exchange gain of $19.9 million during the nine months ended September 30, 2009 as compared to a loss of $12.2 million during the same period in 2008, (vi) a $31.6 million reduction in depreciation and amortization related to our domestic assets, primarily representing reduced intangible amortization, and (vii) a reduction in general and administrative expenses due to $27.9 million in incentive compensation incurred in the nine months ended September 30, 2008 related to our disposition of an interest in Shurgard Europe.

Revenues for the Same Store Facilities decreased 3.0% or $32.3 million in the nine months ended September 30, 2009 as compared to the same period in 2008, due to a 2.5% reduction in realized rent per occupied square foot, combined with a 1.0% reduction in average occupancies. Cost of operations for the Same Store Facilities declined 1.0% or $3.6 million in the nine months ended September 30, 2009 as compared to the same period in 2008. Net operating income for our Same Store Facilities decreased 4.0% or $28.6 million for the nine months ended September 30, 2009 as compared to the same period in 2008.

For the nine months ended September 30, 2009, net income allocable to our common shareholders (after allocating net income to our noncontrolling interests, preferred and equity stock shareholders, and holders of restricted stock units) was $468.5 million or $2.78 per common share on a diluted basis compared to $584.3 million or $3.46 per common share for the same period in 2008, representing a decrease of $115.8 million or $0.68 per common share on a diluted basis. These decreases are primarily due to the net impact of the factors described above, offset by a $78.2 million reduction in earnings allocated to our preferred partnership unitholders and preferred shareholders in the nine months ended September 30, 2009 associated with the repurchase of securities.

FUNDS FROM OPERATIONS
---------------------

For the three months ended September 30, 2009, funds from operations ("FFO") increased to $1.44 per common share as compared to $1.08 per common share for the same period in 2008, representing an increase of $0.36 per common share.

For the three months ended September 30, 2009, FFO was impacted by (i) a foreign currency exchange gain totaling $21.4 million (compared to an exchange loss of $53.2 million for the same period in 2008) and (ii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling $2.0 million ($7.0 million for the same period in 2008). FFO for the three months ended September 30, 2008 was also impacted by a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million.

For the nine months ended September 30, 2009, FFO increased to $4.35 per common share on a diluted basis as compared to $3.57 per common share for the same period in 2008, representing an increase of $0.78 per share.

For the nine months ended September 30, 2009, FFO has been impacted by (i) a foreign currency exchange gain totaling $19.9 million (compared to a loss of $12.2 million for the same period in 2008), (ii) an impairment charge with respect to an intangible asset resulting from an eminent domain proceeding totaling $8.2 million, (iii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling $2.0 million ($7.0 million for the same period in 2008),
(iv) costs incurred to terminate and wind down our truck rental operations of $3.5 million, (v) a $78.2 million reduction in the allocation of net income to our preferred shareholders and unitholders pursuant to the repurchase of our preferred securities, and our pro-rata share ($16.3 million) of PSB's earnings from preferred securities repurchases which is included in equity in earnings, and (vi) a gain on the early retirement of debt totaling $4.1 million. FFO for the nine months ended September 30, 2008 was also impacted by (i) incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million and (ii) a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million.

The following table provides a summary of the impact of these items that occurred during the three and nine months ended September 30, 2009 and 2008:


                                                       Three Months Ended September 30,    Nine Months Ended September 30,
                                                       --------------------------------    -------------------------------
                                                                             Percentage                          Percentage
                                                         2009       2008       Change        2009       2008       Change
                                                       --------   --------   ----------    --------   --------   ----------
FFO per common share prior to adjustments for the
   following items...............................       $  1.30    $  1.37     (5.1)%      $  3.71    $  3.78      (1.9)%

Foreign currency exchange gain (loss), net.......          0.13      (0.32)                   0.12      (0.07)
Change in accounting estimate - ancillary
operations.......................................          0.01       0.04                    0.01       0.04
Impairment charge on intangible asset resulting
   from an eminent domain proceeding.............          -          -                      (0.05)      -
Casualty loss and tenant insurance loss associated
   with Hurricane Ike............................          -         (0.01)                   -         (0.01)
Costs incurred to terminate truck rental operations        -          -                      (0.02)      -
Increased income allocated to common shareholders,
   and from preferred equity shareholders,
   pursuant to preferred repurchases, including
   our equity share from PSB.....................          -          -                       0.56       -
Gain on early retirement of debt.................          -          -                       0.02       -
Incremental incentive compensation incurred in
   connection with the disposition of an interest
   in Shurgard Europe............................          -          -                       -         (0.17)
                                                        --------   --------                --------   --------
FFO per common share, as reported................       $  1.44    $  1.08      33.3%      $  4.35    $  3.57      21.8%
                                                        ========   ========                ========   ========

PROPERTY OPERATIONS - SAME STORE FACILITIES
-------------------------------------------

The Same Store group of facilities represents those 1,899 facilities that we have owned, and have been operated on a stabilized basis, since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The following table summarizes the historical operating results of these 1,899 facilities (117.5 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2009.

SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,899 FACILITIES):                          Three Months Ended September 30,           Nine Months Ended September 30,
------------------------------                      ----------------------------------------  -------------------------------------
                                                                                  Percentage                              Percentage
                                                         2009           2008        Change         2009          2008       Change
                                                    ------------    ------------  ----------   ------------  ------------  ---------
                                                             (Dollar amounts in thousands, except for weighted average data)
Revenues:
    Rental income.................................  $    334,953    $    353,200    (5.2)%     $    997,346  $ 1,033,456     (3.5)%
    Late charges and admin fees collected (a).....        17,168          15,776     8.8%            48,799       44,972      8.5%
                                                    ------------    ------------  ----------   ------------  ------------  ---------
       Total revenues (b).........................       352,121         368,976    (4.6)%        1,046,145    1,078,428     (3.0)%
                                                    ------------    ------------  ----------   ------------  ------------  ---------
Cost of operations:
    Property taxes................................        37,137          36,161     2.7%           111,558      107,666      3.6%
    Direct property payroll.......................        23,321          22,862     2.0%            71,020       70,568      0.6%
    Media advertising.............................         3,430           2,148    59.7%            18,812       18,931     (0.6)%
    Other advertising and promotion...............         4,942           4,645     6.4%            15,523       14,098     10.1%
    Utilities.....................................         9,235          10,238    (9.8)%           26,732       28,035     (4.6)%
    Repairs and maintenance.......................         8,992           9,765    (7.9)%           28,867       31,842     (9.3)%
    Telephone reservation center..................         2,890           3,183    (9.2)%            8,501        9,624    (11.7)%
    Property insurance............................         2,240           2,642   (15.2)%            7,504        8,766    (14.4)%
    Other costs of management.....................        21,099          22,328    (5.5)%           66,202       68,824     (3.8)%
                                                    ------------    ------------  ----------   ------------  ------------  ---------
       Total cost of operations (b)...............       113,286         113,972    (0.6)%          354,719      358,354     (1.0)%
                                                    ------------    ------------  ----------   ------------  ------------  ---------
Net operating income..............................  $    238,835    $    255,004    (6.3)%     $    691,426  $   720,074     (4.0)%
                                                    ============    ============  ==========   ============  ============  =========

Gross margin......................................         67.8%           69.1%    (1.9)%            66.1%         66.8%    (1.0)%
Weighted average for the period:
  Square foot occupancy (c).......................         89.6%           90.5%    (1.0)%            89.2%         90.1%    (1.0)%
  Realized annual rent per occupied square foot
  (d)(e)..........................................  $      12.73    $      13.29    (4.2)%     $      12.69  $      13.02    (2.5)%
  REVPAF (f)(e)...................................  $      11.41    $      12.03    (5.2)%     $      11.32  $      11.73     (3.5)%

Weighted average September 30:
  Square foot occupancy...........................                                                    88.7%         89.4%    (0.8)%
  In place annual rent per occupied square foot (g)                                            $      13.65  $      14.37    (5.0)%
Total net rentable square feet (in thousands).....                                                  117,462       117,462       -

     a) Late charges and administrative fees have increased primarily due to increases in the related fee rates rather than any increase in tenant delinquency.

     b) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

     c) Square foot occupancies represent weighted average occupancy levels over the entire period.

     d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income (which excludes late charges and administrative fees) by the weighted average occupied square feet for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

     e) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF. Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency and the associated fee rates, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

     f) Realized annual rent per available foot or "REVPAF" is computed by dividing rental income (which excludes late charges and administrative fees) by the total available net rentable square feet for the period.

     g) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                               -----------------------------------------------------------
                                                  March 31        June 30     September 30     December 31         Total
                                               ------------    ------------   ------------     ------------    ------------
Total revenues (in 000's):
  2009.....................................    $    347,185    $    346,839   $  352,121                       $  1,046,145
  2008.....................................    $    349,991    $    359,461   $  368,976     $    357,202      $  1,435,630

Total cost of operations (in 000's):
  2009.....................................    $    125,007    $    116,426   $  113,286                       $    354,719
  2008.....................................    $    123,856    $    120,526   $  113,972     $    104,442      $    462,796

Property taxes (in 000's):
  2009.....................................    $     37,762    $     36,659   $   37,137                       $    111,558
  2008.....................................    $     36,349    $     35,156   $   36,161     $     28,159      $    135,825

Media advertising (in 000's):
  2009.....................................    $      8,158    $      7,224   $    3,430                       $     18,812
  2008.....................................    $      6,947    $      9,836   $    2,148     $        922      $     19,853

Other advertising and promotion (in 000's):
  2009.....................................    $      4,614    $      5,967   $    4,942                       $     15,523
  2008.....................................    $      4,426    $      5,027   $    4,645     $      4,137      $     18,235

REVPAF:
  2009.....................................    $      11.29    $      11.27   $     11.41                      $     11.32
  2008.....................................    $      11.43    $      11.74   $     12.03    $      11.65      $     11.71

Weighted average realized annual rent per
  occupied square foot for the period:
  2009.....................................    $      12.84    $      12.52   $     12.73                      $     12.69
  2008.....................................    $      12.87    $      12.90   $     13.29    $      13.27      $     13.08

Weighted average square foot occupancy
  levels for the period:
  2009.....................................           87.9%           90.0%          89.6%                            89.2%
  2008.....................................           88.8%           91.0%          90.5%           87.8%            89.5%


SHURGARD EUROPE
---------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. We own the remaining 49% interest and we are the managing member of the joint venture that owns Shurgard Europe's operations. As a result of this transaction, we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

Shurgard Europe has an interest in 186 facilities (9.9 million net rentable square feet) located in seven Western European countries. Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately (euro)230 million ($336 million) of outstanding debt at September 30, 2009. The loans are payable to various banks and are non-recourse to Shurgard Europe. One of the JV loans, totaling (euro)110 million ($161 million), is due May 2011 and the other JV loan, totaling (euro)120 million ($175 million), is due July 2010.

Effective October 31, 2009, we extended the maturity date to March 31, 2013 for our existing (euro)391.9 million ($571.8 million at September 30, 2009) loan to Shurgard Europe. Under the terms of the extension, the existing 7.5% rate of interest increased to 9.0% per annum (effective November 1, 2009). All other material terms and covenants remain the same. The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S.
Dollars that will be received on repayment will depend upon the currency exchange rates at the time.

Our existing commitment to provide up to (euro)185 million to fund the acquisition of Shurgard Europe's partner's interest in the joint ventures, and/or repay Shurgard Europe's pro rata share of the joint ventures' debt, remains in place until March 31, 2010. The acquisitions of the joint venture partner's interests are subject to our approval and Shurgard Europe's pro rata share of the aggregate joint venture debt is approximately (euro)46 million.

LIQUIDITY POSITION
------------------

At September 30, 2009, we had approximately $671 million of unrestricted cash and have access to an additional $300 million line of credit. The line of credit expires March 27, 2012. We have no significant capital commitments at September 30, 2009, other than outstanding debt maturities.

At September 30, 2009, outstanding debt totaled $522 million. We have no significant debt maturities until 2011 ($131 million of maturities) and 2013 ($251 million of maturities).

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the nine months ended September 30, 2009, our funds from operations available to distribute to common shareholders ("FAD") exceeded our regular common distributions by approximately $306 million. Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

EQUITY ISSUANCE OF PS BUSINESS PARKS, INC.
------------------------------------------

On August 14, 2009, PSB completed a public offering of 3,450,000 shares of its common stock. Concurrent with the offering, we acquired 383,333 shares from PSB at the same price as offered to the public ($46.50 a share). As a result of these transactions, our ownership interest in PSB decreased from approximately 46% at June 30, 2009 to 41% at September 30, 2009. In applying Item 9 of EITF 08-6, "Equity Method Investment Considerations," we recognized a gain on disposition of $30.3 million. This gain was recorded as a gain on disposition of real estate investments in the three months ended September 30, 2009, and had no impact on our FFO.

DISTRIBUTIONS DECLARED
----------------------

On November 5, 2009, our Board of Trustees declared a regular common dividend of $0.55 per common share, a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2009 to shareholders of record as of December 15, 2009.

THIRD QUARTER CONFERENCE CALL
-----------------------------

A conference call is scheduled for Friday, November 6, 2009, at 10:00 a.m. (PST) to discuss the third quarter ended September 30, 2009 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 35067204). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Company Info, Investor Relations" (conference ID number 35067204). A replay of the conference call may be accessed through November 20, 2009 by calling (800) 642-1687 (domestic) or (706) 645-9291
(international) or by using the link at www.publicstorage.com under "Company Info, Investor Relations." All forms of replay utilize conference ID number 35067204.

ABOUT PUBLIC STORAGE
--------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At September 30, 2009, the Company had interests in 2,010 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 187 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the "Shurgard" brand. The Company also owns a 41% common equity interest in PS Business Parks (NYSE:PSB) which owned and operated approximately 19.6 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2009.

Additional information about Public Storage is available on our website, www.publicstorage.com.
----------------------

FORWARD-LOOKING STATEMENTS
--------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Form 10-Q for the period ended September 30, 2009 expected to be filed on or before November 9, 2009, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in filling up our newly-developed facilities; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

Comparisons of our revenues and expenses for the nine months ended September 30, 2009 to the same period in 2008 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe as of that date.

On January 1, 2009, accounting standards promulgated by the FASB became effective which affected the classification of ownership interests other than those of the Company, such as limited partnership interests in entities that are consolidated in the financial statements of the Company. As a result, we have reclassified these equity interests previously referred to as minority interests on our balance sheet at December 31, 2008 to "permanent noncontrolling interests in subsidiaries" or "redeemable noncontrolling interests in subsidiaries." The nature of these adjustments is described more fully in Note 2 to our June 30, 2009 Financial Statements included in our Form 10-Q for the quarter ended June 30, 2009.


                                                               Three Months Ended September 30,    Nine Months Ended September 30,
                                                               -------------------------------    -------------------------------
                                                                    2009              2008              2009             2008
                                                               ------------     ------------      ---------------   ------------
                                                                         (Amounts in thousands, except per share amounts)
REVENUES:
    Self-storage.............................................  $    378,207     $    392,738      $     1,121,076   $  1,197,781
    Ancillary operations (a).................................        27,800           26,946               81,741         83,693
    Interest and other income (b)............................         6,857           11,485               22,006         25,343
                                                               ------------     ------------      ---------------   ------------
                                                                    412,864          431,169            1,224,823      1,306,817
                                                               ------------     ------------      ---------------   ------------
EXPENSES:
    Cost of operations:
      Self-storage...........................................       121,261          121,579              379,213        406,358
      Ancillary operations (a) (c)...........................         7,493            3,756               27,520         27,124
    Depreciation and amortization (d)........................        85,908           91,084              254,670        308,153
    General and administrative (e)...........................         8,654            8,879               26,532         56,968
    Interest expense.........................................         7,289            9,099               22,705         35,187
                                                               ------------     ------------      ---------------   ------------
                                                                    230,605          234,397              710,640        833,790
                                                               ------------     ------------      ---------------   ------------
Income from continuing operations before equity in earnings
   of real estate entities, gains on disposition of real
   estate investments, net, gain on early retirement of
   debt, foreign currency exchange gain (loss) and casualty
   loss......................................................       182,259          196,772              514,183        473,027
Equity in earnings of real estate entities (b) (f)...........         8,824            6,318               39,033         13,679
Gain on disposition of real estate investments, net (i)......        30,573            1,024               33,295        342,797
Gain on early retirement of debt.............................             -                -                4,114              -
Foreign currency exchange gain (loss) (g)....................        21,429          (53,172)              19,901        (12,203)
Casualty loss................................................             -             (525)                   -           (525)
                                                               ------------     ------------      ---------------   ------------
Income from continuing operations............................       243,085          150,417              610,526        816,775
Discontinued operations (a)..................................           866           (2,475)              (7,759)        (4,937)
                                                               ------------     ------------      ---------------   ------------
NET INCOME...................................................       243,951          147,942              602,767        811,838
Net income allocable (to) from noncontrolling equity
   interests:
   Preferred unitholders, based upon distributions paid......        (1,813)          (5,403)              (7,643)       (16,209)
   Preferred unitholders, based upon repurchases  (h).......              -                -               72,000              -
   Other noncontrolling interests in subsidiaries............        (4,829)          (5,208)             (13,641)       (12,143)
                                                               ------------     ------------      ---------------   ------------
NET INCOME ALLOCABLE TO PUBLIC STORAGE SHAREHOLDERS..........  $    237,309     $    137,331      $       653,483   $    783,486
                                                               ============     ============      ===============   ============
Allocation of net income to Public Storage Shareholders:
    Preferred shareholders, based on distributions paid......  $     58,108     $     60,333      $       174,324   $    180,999
    Preferred shareholders, based on repurchases (h).........             -                -               (6,218)             -
    Equity Shares, Series A..................................         5,131            5,356               15,393         16,068
    Restricted share units...................................           577              183                1,509          2,154
    Common shareholders......................................       173,493           71,459              468,475        584,265
                                                               ------------     ------------      ---------------   ------------
                                                               $    237,309     $    137,331      $       653,483   $    783,486
                                                               ============     ============      ===============   ============
PER COMMON SHARE:
-----------------
    Net income per share - Basic.............................  $       1.03     $       0.43      $          2.78   $       3.47
                                                               ============     ============      ===============   ============
    Net income per share - Diluted...........................  $       1.03     $       0.42      $          2.78   $       3.46
                                                               ============     ============      ===============   ============
    Weighted average common shares - Basic...................       168,373          168,133              168,344        168,248
                                                               ============     ============      ===============   ============
    Weighted average common shares - Diluted.................       169,043          168,560              168,681        168,673
                                                               ============     ============      ===============   ============

                                       7

     (a) During the first nine months of 2009, we discontinued the containerized storage and truck rental operations as well as a self-storage facility that is expected to be disposed of pursuant to a condemnation proceeding within the next year. As a result, the historical operations from these activities have been reclassified for all periods presented from ancillary or self-storage operations to discontinued operations. Included in discontinued operations for the nine months ended September 30, 2009 is a $8.2 million impairment charge with respect to intangible self-storage assets, gains on disposition of storage facilities of approximately $6.0 million ($1.8 million for the three months ended September 30, 2009), as well as $3.5 million in costs associated with the disposal of trucks.

     (b) Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. In addition to our 49% pro-rata share of the net loss of Shurgard Europe, our equity in earnings of Shurgard Europe includes our 49% pro-rata share of the interest income on the (euro)391.9 million note due from Shurgard Europe as well as trademark license fees received from Shurgard Europe for the respective periods after March 31, 2008. Interest and other income includes 51% of the interest income and trademark license fees received from Shurgard Europe for the respective periods after March 31, 2008.

     (c) Included in ancillary cost of operations is a reduction due to changes in accounting estimates, totaling $2.0 million and $7.0 million, respectively, in each of the three and nine months ended September 30, 2009 and 2008.

     (d) Depreciation and amortization expense for the three and nine months ended September 30, 2009 decreased when compared to the same periods in 2008 primarily due to reductions in amortization expense related to domestic intangible assets obtained in the Shurgard Merger.

     (e)  For  the  nine  months  ended   September   30,   2008,   general  and
          administrative expense includes additional incentive compensation totaling $27.9 million associated with the disposition of an interest in Shurgard Europe.

     (f) Equity in earnings for the nine months ended September 30, 2009 includes $16.3 million in additional equity income related to PSB's repurchases of its preferred securities.

     (g) Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe which is denominated in Euros. When converting the Euro denominated loan to U.S. Dollars, exchange gains or losses arise due to fluctuation in the exchange rates between the value of the U.S. Dollar and the Euro.

     (h) During the nine months ended September 30, 2009, we repurchased various series of our preferred shares and units for an amount that was approximately $78.2 million lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million.

     (i) In applying Item 9 of EITF 08-6, "Equity Method Investment Considerations," we recognized a $30.3 million gain associated with PSB's common equity issuance during the three months ended September 30, 2009.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA


                                                                      September 30,         December 31,
                                                                           2009                2008
                                                                      ---------------      --------------
                                                                     (Amounts in thousands, except share
                                                                             and per share data)

ASSETS                                                                           (Unaudited)
Cash and cash equivalents ....................................         $      670,928      $      680,701
Operating real estate facilities:
   Land and buildings, at cost................................             10,267,030          10,207,022
   Accumulated depreciation...................................             (2,650,793)         (2,405,473)
                                                                       --------------      --------------
                                                                            7,616,237           7,801,549
Construction in process.......................................                 17,735              20,340
                                                                       --------------      --------------
                                                                            7,633,972           7,821,889

Investment in real estate entities............................                613,800             544,598
Goodwill......................................................                174,634             174,634
Intangible assets, net........................................                 39,366              52,005
Loan receivable from Shurgard Europe..........................                571,783             552,361
Other assets..................................................                104,892             109,857
                                                                       --------------      --------------
       Total assets...........................................         $    9,809,375      $    9,936,045
                                                                       ==============      ==============

LIABILITIES AND EQUITY
Notes payable.................................................         $      521,662      $      643,811
Accrued and other liabilities.................................                236,461             212,353
                                                                       --------------      --------------
       Total liabilities......................................                758,123             856,164

Redeemable noncontrolling interests in subsidiaries ..........                 12,810              12,777

Equity:
Public Storage shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01
     par value, 100,000,000 shares authorized, 886,140 shares
     issued (in series) and outstanding (887,122 at
     December 31, 2008), at liquidation preference............              3,399,777           3,424,327
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,392,420 shares issued
     and outstanding (168,279,732 at December 31, 2008).......                 16,840              16,829
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,377.193 shares
     issued and outstanding...................................                      -                   -
   Paid-in capital............................................              5,677,367           5,590,093
   Retained deficit...........................................               (177,603)           (290,323)
   Accumulated other comprehensive loss.......................                (12,275)            (31,931)
                                                                       --------------      --------------
     Total Public Storage shareholders' equity................              8,904,106           8,708,995
                                                                       --------------      --------------
Equity of permanent noncontrolling interests in subsidiaries:
       Preferred partnership units............................                100,000             325,000
       Other interests........................................                 34,336              33,109
                                                                       --------------      --------------
     Total equity.............................................              9,038,442           9,067,104
                                                                       --------------      --------------
       Total liabilities and equity...........................         $    9,809,375      $    9,936,045
                                                                       ==============      ==============


SHURGARD EUROPE SAME STORE SELECTED OPERATING DATA
--------------------------------------------------

The Shurgard Europe Same Store properties represents those 94 facilities that they have owned and have been operated on a stabilized basis since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The following table reflects the operating results of these 94 facilities. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe as of March 31, 2008.


                                                     Three Months Ended September 30,         Nine Months Ended September 30,
SELECTED  OPERATING  DATA FOR THE 94 FACILITIES   ---------------------------------------   -------------------------------------
------------------------------------------------                               Percentage                              Percentage
OPERATED  BY  SHURGARD  EUROPE ON A  STABILIZED       2009         2008(a)      Change         2009        2008 (a)      Change
------------------------------------------------  -----------    ----------    ----------   ----------    ----------   ----------
BASIS SINCE JANUARY 1, 2007:  (UNAUDITED)
                                                            (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income...................................  $    30,315    $   31,298       (3.1)%    $   84,736    $   88,349      (4.1)%
Late charges and admin fees collected...........          513           539       (4.8)%         1,400         1,535      (8.8)%
                                                  -----------    ----------    ----------   ----------    ----------   ----------
   Total revenues ..............................       30,828        31,837       (3.2)%        86,136        89,884      (4.2)%
                                                  -----------    ----------    ----------   ----------    ----------   ----------
Cost of operations:
Property taxes .................................        1,562         1,478        5.7%          4,395         4,226       4.0%
Direct property payroll.........................        3,459         3,613       (4.3)%        10,129        10,081       0.5%
Advertising and promotion.......................        1,130           911       24.0%          4,071         2,713      50.1%
Utilities.......................................          632           712      (11.2)%         2,135         2,076       2.8%
Repairs and maintenance.........................          839           765        9.7%          2,365         2,327       1.6%
Property insurance..............................          173           194      (10.8)%           516           557      (7.4)%
Other costs of management.......................        4,262         4,081        4.4%         12,125        12,004       1.0%
                                                  -----------    ----------    ----------   ----------    ----------   ----------
   Total cost of operations ....................       12,057        11,754        2.6%         35,736        33,984       5.2%
                                                  -----------    ----------    ----------   ----------    ----------   ----------
Net operating income ...........................  $    18,771    $   20,083       (6.5)%    $   50,400    $   55,900      (9.8)%
                                                  ===========    ==========    ==========   ==========    ==========   ==========

Gross margin....................................        60.9%        63.1%        (3.5)%         58.5%         62.2%      (5.9)%
Weighted average for the period:
  Square foot occupancy (b).....................        87.2%        87.7%        (0.6)%         85.9%         87.4%      (1.7)%
  Realized annual rent per occupied square
   foot (c)(d)..................................  $     26.95    $   27.66        (2.6)%    $    25.49    $    26.12      (2.4)%
  REVPAF (d)(e).................................  $     23.50    $   24.26        (3.1)%    $    21.90    $    22.83      (4.1)%

Weighted average at September 30:
  Square foot occupancy.........................                                                 87.2%         88.1%      (1.0)%
  In place annual rent per occupied square foot
(f).............................................                                            $    28.48    $    29.09      (2.1)%
Total net rentable square feet (in thousands)...                                                 5,160         5,160        -
Average Euro to U.S. Dollar exchange rates: (a)
  Constant exchange rates used herein...........        1.428        1.428           -           1.365         1.365        -
  Actual historical exchange rates..............        1.428        1.504        (5.1)%         1.365         1.521     (10.3%)


     (a) In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis. The amounts for the three and nine months ended September 30, 2008 have been restated using the actual exchange rate for the same periods in 2009. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.428 and 1.365 for the three and nine months ended September 30, 2009, respectively, as compared to 1.504 and 1.521, respectively, for the same periods in 2008.

     (b) Square foot occupancies represent weighted average occupancy levels over the entire period.

     (c) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income before late charges and administrative fees by the weighted average occupied square feet for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

     (d) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF. Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

     (e) Realized annual rent per available foot or "REVPAF" is computed by dividing rental income before late charges and admin fees by the total available net rentable square feet for the period.

     (f) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                      Computation of Funds from Operations
                                   (Unaudited)


Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. The following table reconciles from net income to Funds from Operations, and sets forth the computation of Funds from Operations per share:


                                                                               Three Months Ended         Nine Months Ended
                                                                                 September 30,              September 30,
                                                                            ------------------------  ------------------------
                                                                                2009        2008         2009          2008
                                                                            -----------  -----------  -----------  -----------

                                                                               (Amounts in thousands, except per share data)
Computation of Funds from Operations ("FFO") allocable to Common Shares:
Net Income.............................................................     $   243,951  $   147,942  $   602,767  $   811,838
    Add back - depreciation and amortization...........................          85,908       91,084      254,670      308,153
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................             716          950        1,438        1,758
    Eliminate - depreciation with respect to non-real estate assets....             (36)         (66)        (150)        (191)
    Eliminate - gain on disposition of real estate investments.........         (30,573)      (1,024)     (33,295)    (342,797)
    Eliminate - equity share of PSB's real estate gain.................               -            -         (675)           -
    Eliminate - gain on sale of real estate included in Discontinued
        Operations.....................................................          (1,837)           -       (6,018)           -
    Add back - Depreciation from unconsolidated real estate investments          16,458       21,198       51,029       56,191
                                                                            -----------  -----------  -----------  -----------
Consolidated FFO allocable to our equity holders.......................         314,587      260,084      869,766      834,952
Less: allocations of FFO (to) from noncontrolling equity interests:
    Preferred unitholders, based upon distributions paid...............          (1,813)      (5,403)      (7,643)     (16,209)
    Preferred unitholders, based upon repurchases......................               -            -       72,000            -
    Other noncontrolling equity interests in subsidiaries..............          (5,276)      (5,677)     (15,017)     (16,790)
                                                                            -----------  -----------  -----------  -----------
Consolidated FFO allocable to Public Storage shareholders..............         307,498      249,004      919,106      801,953
Less: allocations of FFO (to) from:
    Preferred shareholders, based on distributions paid................         (58,108)     (60,333)    (174,324)    (180,999)
    Preferred shareholders, based on repurchases ......................               -            -        6,218            -
    Restricted share unit holders......................................            (847)        (653)      (2,517)      (2,200)
    Equity Shares, Series A............................................          (5,131)      (5,356)     (15,393)     (16,068)
                                                                            -----------  -----------  -----------  -----------

Remaining FFO allocable to Common Shares...............................     $   243,412  $   182,662  $   733,090  $   602,686
                                                                            ===========  ===========  ===========  ===========
Weighted average shares:
    Regular common shares..............................................         168,373      168,133      168,344      168,248
    Weighted average share options outstanding using treasury method ..             670          427          337          425
                                                                            -----------  -----------  -----------  -----------
    Weighted average common shares for purposes of computing
       fully-diluted FFO per common share..............................         169,043      168,560      168,681      168,673
                                                                            ===========  ===========  ===========  ===========
FFO per diluted common share...........................................     $      1.44  $      1.08  $      4.35  $      3.57
                                                                            ===========  ===========  ===========  ===========


                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)


Funds available for distribution ("FAD") represents FFO, (i) adding back impairment charges with respect to real estate assets, (ii) adding back the non-cash portion of share-based compensation expense, (iii) eliminating non-cash allocations to or from preferred equity holders, (iv) deducting capital expenditures to maintain our facilities and (v) eliminating gains and losses on foreign exchange. The distribution payout ratio is computed by dividing the distribution paid to common shareholders, by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs. The following table reconciles from FFO to FAD, and sets forth the computation of our distribution payout ratio:


                                                                    Three Months Ended              Nine Months Ended
                                                                       September 30,                  September 30,
                                                               ----------------------------   ---------------------------
                                                                    2009           2008           2009            2008
                                                               ------------    ------------   ------------   ------------

                                                                                  (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Shares ..........................      $   243,412     $   182,662    $   733,090    $   602,686
Add: Non-cash share-based compensation expense...........            3,360           3,505          9,453          9,763
Eliminate: Non-cash foreign currency exchange (gain) loss          (21,429)         53,172        (19,901)        12,203
Eliminate: Non-cash intangible impairment charge included in
    discontinued operations..............................                -               -          8,205              -
Less:  Allocation of FFO from preferred unitholders and
    preferred shareholders based upon repurchases, including
    our equity share of PSB's repurchase activities......                -               -        (94,502)             -
Less: Aggregate capital expenditures.....................          (19,874)        (41,058)       (52,449)       (72,629)
                                                               ------------    ------------   ------------   ------------
Funds available for distribution ("FAD") ................      $    205,469    $    198,281   $    583,896   $    552,023
                                                               ============    ============   ============   ============

Distribution to common shareholders......................      $     92,608    $     92,506   $    277,784   $    277,315
                                                               ============    ============   ============   ============
Distribution payout ratio................................            45.1%           46.7%          47.6%          50.2%
                                                               ============    ============   ============   ============

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                      Reconciliation of Same Store Data to
                        Consolidated Data of the Company
                                   (Unaudited)


                                                            Three Months Ended                Nine Months Ended
                                                               September 30,                    September 30,
                                                            2009           2008            2009              2008
                                                       ------------    ------------   --------------   --------------

                                                                            (Amounts in thousands)
Revenues for:
   Same Store facilities.............................  $    352,121    $    368,976   $    1,046,145   $    1,078,428
   Other domestic facilities (a) ....................        26,086          23,762           74,931           64,631
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008 ....................             -               -                -           54,722
                                                       ------------    ------------   --------------   --------------
Self-storage revenues (b)............................  $    378,207    $    392,738   $    1,121,076   $    1,197,781
                                                       ------------    ------------   --------------   --------------


Self-storage cost of operations for:
   Same Store facilities.............................  $    113,286    $    113,972   $      354,719   $      358,354
   Other facilities (a) .............................         7,975           7,607           24,494           23,350
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008.....................             -               -                -           24,654
                                                       ------------    ------------   --------------   --------------
Self-storage cost of operations (b)..................  $    121,261    $    121,579   $      379,213   $      406,358
                                                       ------------    ------------   --------------   --------------

Net operating income for:
   Same Store facilities.............................  $    238,835    $    255,004   $      691,426   $      720,074
   Other facilities (a) .............................        18,111          16,155           50,437           41,281
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008.....................             -               -                -           30,068
                                                       ------------    ------------   --------------   --------------

Consolidated net operating income (c)................       256,946         271,159          741,863          791,423
Ancillary revenues...................................        27,800          26,946           81,741           83,693
Interest and other income............................         6,857          11,485           22,006           25,343
Ancillary cost of operations.........................        (7,493)         (3,756)         (27,520)         (27,124)
Depreciation and amortization........................       (85,908)        (91,084)        (254,670)        (308,153)
General and administrative expense...................        (8,654)         (8,879)         (26,532)         (56,968)
Interest expense.....................................        (7,289)         (9,099)         (22,705)         (35,187)
Equity in earnings of real estate entities...........         8,824           6,318           39,033           13,679
Gain on disposition of real estate investments, net..        30,573           1,024           33,295          342,797
Gain on early retirement of debt.....................             -               -            4,114                -
Foreign currency exchange gain (loss)................        21,429         (53,172)          19,901          (12,203)
Casualty loss........................................             -            (525)               -             (525)
Discontinued operations..............................           866          (2,475)          (7,759)          (4,937)
                                                       ------------    ------------   --------------   --------------
Consolidated net income of the Company...............  $    243,951    $    147,942   $      602,767   $      811,838
                                                       ============    ============   ==============   ==============


     (a) We consolidate the operating results of additional self-storage facilities that are not Same Store Facilities.

     (b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

     (c) We present net operating income "NOI", which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense. Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost. NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.

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